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                                                                    Exhibit 10.2

                        SETTLEMENT, RELEASE, COVENANT NOT
                   TO SUE, WAIVER AND NON-DISCLOSURE AGREEMENT

      WHEREAS, JEAN-MARC BOUHELIER, individually and on behalf of all his successors, heirs, executors, administrators, legal representatives, and assigns (hereinafter referred to collectively as "Bouhelier"), and INSTINET GROUP INCORPORATED, on behalf of its parents, subsidiaries, divisions and affiliates, and their respective predecessors, successors, assigns, representatives, officers, directors, shareholders, agents, employees and attorneys (hereinafter referred to collectively as "Instinet"), have reached agreement with respect to all matters arising out of Bouhelier's employment with Instinet and the termination thereof;

      NOW, THEREFORE, in consideration of the mutual convenants and undertakings set forth herein, Bouhelier and Instinet agree as follows:

      1. Termination of Employment. By mutual agreement between the parties, Bouhelier's employment with Instinet shall terminate on June 30, 2003 ("Termination Date"). Through the Termination Date, Instinet will continue to pay Bouhelier at his current base salary of $350,000 per annum, with continuation of Instinet's benefit programs through such date. Bouhelier hereby resigns from each of his employment and director positions with Instinet and its affiliates, effective as of the Termination Date. Bouhelier shall execute and deliver such documents evidencing such resignations as Instinet may reasonably request from time to time.

      2. Separation Payments and Benefits. Instinet will pay Bouhelier the amounts described below, subject to the provisions of this Agreement. The payments to be provided by this paragraph 2 of the Agreement are in place of, and not in addition to, payments Bouhelier would otherwise be entitled to pursuant to any policy or practice of Instinet. All payments made pursuant to this paragraph will be reduced by any and all applicable payroll deductions including, but not limited to, federal, state and local tax withholdings.

            (a) Severance Payments. Bouhelier will be entitled to receive severance payments for a 2-year period (the "Severance Period") at the rate of $350,000 per annum from the Termination Date through June 30, 2005. During the Severance Period, Bouhelier will be eligible to continue his current health and dental coverage for himself and his family through Instinet's US insurance carriers, or through an alternate U.K. insurance carrier, if appropriate and
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agreed to by Instinet and Bouhelier, but will not be eligible for life insurance, long-term disability insurance, 401(k) contributions or any other benefits.

            (b) 2003 Pro Rata Bonus. Instinet will pay Bouhelier $550,000 as a pro rata bonus for calendar year 2003. This payment will be made in February 2004.

            (c) 200% of Average Annual Bonus. Instinet agrees to pay Bouhelier two equal installments of $1,561,167 each, the first such installment to be paid in February 2004 and the second such installment to be paid in February 2005.

            (d) Relocation Expenses. Upon presentation by Bouhelier of appropriate bills, invoices, estimates, or other documentation, Instinet shall reimburse Bouhelier for his reasonable relocation expenses incurred in returning to the United Kingdom up to a maximum amount of $17,500, plus the cost of two business class round-trip tickets between the United Kingdom and New York City to be used on or before December 31, 2003.

      3. Return of Instinet Property. Bouhelier agrees to return to Instinet by no later than the Termination Date, any and all property (including but not limited to files, records, computer software, computer access codes, home computers, laptop computers, pagers, Palm Pilots or PDAs, Blackberries, cellular phones, fax machines, company IDs, business credit cards, proprietary and confidential information) which belongs to Instinet, and shall not retain any copies, duplicates or excerpts thereof.

      4. Instinet Options. Instinet and Bouhelier agree that all options granted by Instinet to Bouhelier under the Instinet 2000 Stock Option Plan (the "Plan") will be governed by the terms and conditions provided in the Plan and the relevant option agreements. Instinet represents that, with regard to all such grants made on March 2, 2001 or after, in accordance with Section 12F of the
Plan: (i) each Outstanding Option (as defined in the Plan) or portion thereof that has not vested as of the Termination Date shall continue to vest during the Severance Period, and (ii) each Outstanding Option or portion thereof that has vested as of the end of the Severance Period shall remain outstanding until, and expire upon, the 30th day following the end of the Severance Period.

      5. Full Satisfaction. Bouhelier, by entering into this Agreement, accepts the benefits to be conferred on him hereunder in full and complete satisfaction of any and all asserted and unasserted claims of any kind or description against Instinet as of the date of this Agreement,


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including, but not limited to, claims arising under any federal, state and local fair employment practice law, workers' compensation law, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, the Americans With Disabilities Act of 1990, as amended, the Civil Rights Acts of 1866 and 1871, and, except as otherwise expressly set forth herein, of any other duty and/or other employment related obligation (all of which are hereinafter referred to as "employment relations laws"), as well as any claims arising from his Employment Agreement with Instinet dated April 2, 2001 (as amended by letter of April 30,
2002), tort, tortious course of conduct, contract, obligations of "good faith," public policy, statute, common law, equity, and all claims for wages and benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys' fees and costs.

      6. (A) Release By Bouhelier. Bouhelier releases and discharges Instinet from any and all liability, and waives any and all rights of any kind and description that he has or may have against Instinet as of the date of this Agreement, including, but not limited to, any asserted and unasserted claims arising from any employment relations laws, tort, tortious course of conduct, contract (including without limitation Bouhelier's Employment Agreement with Instinet dated April 2, 2001, the letter to Bouhelier from Andre Villeneuve dated April 30, 2002, and any other employment agreements or contracts), public policy, statute, common law, and equity, and claims for wages and benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys' fees and costs. The foregoing notwithstanding, Bouhelier's release and waiver do not apply to: (a) his rights arising out of this Agreement; (b) any rights that Bouhelier and any covered dependents may have to purchase health benefit continuation coverage under federal law commonly known as COBRA; (c) any accrued benefits which have vested under the terms of any qualified retirement or pension plans maintained by Instinet as such plans may be amended from time to time; or (d) any rights that Bouhelier may have to indemnification under Instinet's general corporate indemnity for acts undertaken by Bouhelier within the scope of his duties while employed at Instinet.

            (B) Release By Instinet. Instinet releases and discharges Bouhelier from any and all liability, and waives any and all rights of any kind and description that it has or may have against Bouhelier as of the date of this Agreement, regarding which Instinet has actual


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knowledge or should have had knowledge, other than rights under this Agreement or arising as a result of any criminal act of Bouhelier.

      7. Non-Competition Covenant. Through June 30 2005, Bouhelier shall not, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person (as defined herein) that competes or has a reasonable potential for competing in the United States with the Business (as defined herein), including but not limited to any Electronic Communications Network; any Alternative Trading System; any Exchange or Self-Regulatory Organization; or any entity or unit of any U.S. bank or broker-dealer, whether a division, subsidiary or affiliate thereof, which trades equities securities with or on behalf of broker-dealers or institutional clients. For purposes of this paragraph, (i) "Person" shall mean any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority, self-regulatory organization or other entity, and (ii) "Business" shall mean the creation and delivery of transactional products and services, delivered largely, but not exclusively, through advanced technology, relating to the purchase and/or sale of equities securities during both normal market hours and after hours.

      8. Non-Solicitation Covenant. Bouhelier further agrees that he will not
(i) through June 30, 2005, directly or indirectly solicit any employee of Instinet to leave the employ of Instinet, or (ii) through June 30, 2005, directly or indirectly initiate contact with any client regarding the purchase and/or sale of equities securities, or (iii) through June 30, 2005, directly or indirectly initiate contact with any current correspondent clearing client of Instinet Clearing Services, Inc. ("ICS"), or to influence or induce it to reduce the business it does, or refrain from doing any business, with Instinet or ICS respectively. For purposes of subparagraph (ii) of this paragraph, the term "client" means any entity which is or was a client, customer or distributor of Instinet or its affiliates at any time during the twelve-month period preceding the Termination Date.

      9. Non-Disparagement. Bouhelier and Instinet each agree that except, for truthful statements in any proceeding to enforce this Agreement or pursuant to a valid subpoena or court order, neither will make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the


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making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the other or, with respect to Instinet, any of its affiliates or any other entity or person within Instinet or its affiliates, any of their affairs or operations, or the reputations of any of their past or present officers, directors, agents, representatives and employees.

      10. Unauthorized Disclosure. Without the prior written consent of Instinet, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event Bouhelier shall use his best efforts to consult with Instinet prior to responding to any such order or subpoena, Bouhelier shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, programs, software, protocols, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to Instinet or any of its Affiliates or (b) that Instinet or any of its Affiliates may receive belonging to suppliers, customers or others who do business with Instinet or any of its Affiliates (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Bouhelier's breach of this paragraph).

      11. Rights To Intellectual Property. Bouhelier acknowledges and agrees that Instinet is the sole and exclusive owner of all right, title and interest in and to all trademarks, copyrights and all other rights in and to all software, computer programs, works of authorship, writings (whether or not copyrightable), inventions (whether or not patentable), discoveries, methods, improvements, processes, ideas, systems, know-how, data, and any other intellectual creations of any nature whatsoever that Bouhelier directly or indirectly managed, developed, or assisted in the development of, in the course of his employment by Instinet (collectively, the "Instinet Intellectual Property"). All Instinet Intellectual Property is deemed to be "work made for hire "pursuant to the United States Copyright Act of 1976 (the "Act") and Instinet thereby owns all right, title and interest in all Instinet Intellectual Property. To the extent that the Instinet Intellectual Property or any part thereof is deemed by any court of competent jurisdiction or any governmental or regulatory agency not to be a "work made for hire" within the meaning of the Act, the provisions of this section will still control and, for the consideration set forth herein,


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Bouhelier hereby irrevocably and absolutely assigns, sets over and grants to
Instinet the Instinet Intellectual Property and all of his rights therein. Bouhelier further agrees to deliver or execute such documents and to do or refrain from doing such acts as Instinet or its nominee may reasonably request to protect its rights in the Instinet Intellectual Property.

      12. Consultation and Cooperation By Bouhelier. Bouhelier agrees to make himself reasonably available to Instinet during the Severance Period to respond to requests by Instinet for information concerning facts or events relating to Instinet that may be within his knowledge. Bouhelier will cooperate fully with Instinet in connection with any or all future litigation or regulatory proceedings brought by or against Instinet to the extent Instinet reasonably deems Bouhelier's cooperation either necessary or helpful. In the event that Instinet requires Bouhelier's cooperation, Instinet agrees to pay any of Bouhelier's reasonable expenses in providing such cooperation (such as travel and accommodations). With due regard to Bouhelier's other commitments, Instinet agrees that, should Bouhelier need to devote more than minimal time to consultation and cooperation pursuant to this paragraph, the parties will agree a reasonable per diem fee to compensate Bouhelier for his time and efforts.

      13. Change in Control. Instinet agrees that, should it experience a Change in Control (as defined herein), it will undertake to ensure that any successor entity shall become contractually responsible for Instinet's obligations hereunder. Should Instinet fail to obtain agreement from the successor entity to assume Instinet's obligations hereunder, within 30 days of the event constituting a Change of Control, then all remaining compensation obligations owed to Bouhelier by Instinet shall become immediately due and payable. For purposes of this paragraph, "Change in Control" shall mean: (i) an acquisition in open market purchases of Instinet Common Stock by a third party of the greater of 30% or the percentage then owned in aggregate by Reuters and its controlled affiliates; (ii) a merger or similar combination following which Instinet's shareholders prior to the merger are no longer in control of the surviving entity; and/or (iii) a sale of substantially all of Instinet's assets or a liquidation of Instinet.

      14. No Admission of Liability. By entering into this Agreement, the parties do not admit to any liability, wrongdoing, breach of any contract, commission of any tort or the violation of any statute or law alleged by the other to have been violated or otherwise.


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      15. Entire Agreement and Severability. This Agreement constitutes the complete settlement of all issues and disputes existing between Bouhelier and Instinet as of the date hereof, and may not be modified except by a suitable writing signed by both Bouhelier and Instinet. This Agreement has been entered into by Bouhelier and Instinet voluntarily, knowingly, and upon advice of counsel. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

      16. Injunctive Relief. Bouhelier acknowledges that a violation on Bouhelier's part of this Agreement, including in particular violation of the provisions of paragraphs 7, 8, 9, and 10 would cause irreparable damage to Instinet. Accordingly, Bouhelier agrees that Instinet is entitled to injunctive relief from any court of competent jurisdiction for any actual or threatened violation of this Agreement in addition to any other remedies it may have.

      17. Challenge to Release. Bouhelier agrees that, without limiting Instinet's remedies, should he commence, continue, join in, or in any other manner attempt to assert through litigation or proceeding (a "Release Challenge") any claim released in connection herewith, Instinet shall not be required to make any further payments to Bouhelier pursuant to this Agreement and that Instinet shall be entitled to recover all payments already made by it (including interest thereon) pursuant to paragraph 2 hereof, in addition to all damages, attorney's fees and costs, Instinet incurs in connection with the Bouhelier's Release Challenge. Bouhelier further agrees that Instinet shall be entitled to the repayments and recovery of damages described above, in connection with such Release Challenge, without waiver of or prejudice to the release granted by him in connection with this Agreement.

      18. Attorney Fees. The parties agree that, in any suit brought by either party for breach of this Agreement by the other, the non-prevailing party will be liable for the reasonable attorneys fees of the prevailing party.

      19. Execution.

            a. Bouhelier acknowledges that he has had a reasonable and adequate opportunity from his receipt of this document to review it. Upon execution, Bouhelier or his attorney must promptly send this document by overnight mail to the General Counsel at Instinet. A copy may be retained by Bouhelier.


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            b. Following his signing of the Agreement, Bouhelier has the right to revoke the Agreement at any time within seven (7) calendar days of his signing it, not including the date of his signing (the "Revocation Period"). Notice of Revocation shall be given in writing and sent by overnight mail no later than the seventh day following the date Bouhelier signs this Agreement to General Counsel, Instinet Group Incorporated, 3 Times Square, New York, NY 10036. If Bouhelier does not revoke the Agreement, this Agreement shall be deemed to be effective and to be enforceable as of the last date set forth opposite any signature hereto. If Bouhelier gives Notice of Revocation during the Revocation Period in the manner specified above, this Agreement shall become null and void and all rights and claims of the parties which would have existed, but for the execution of this Agreement shall be restored.

      20. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the law of the State of New York. An action for breach of this Agreement may be brought in any court of competent jurisdiction located in New York.

      21. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the heirs, successors and assigns of the parties hereto.

      THE UNDERSIGNED, intending to be legally bound, have executed this Agreement on this 30th day of May, 2003.


JEAN-MARC BOUHELIER                    INSTINET GROUP INCORPORATED

/s/ Jean-Marc Bouhelier                By:  /s/ Edward J. Nicoll
----------------------------                --------------------
                                            Edward J. Nicoll
                                            Chief Executive Officer

                 STATEMENT BY THE EMPLOYEE WHO IS SIGNING BELOW:


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INSTINET HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO
EXECUTING THIS RELEASE. I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS RELEASE AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO EXECUTING THIS DOCUMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I UNDERSTAND THAT I MAY REVOKE THIS RELEASE WITHIN SEVEN (7) DAYS FOLLOWING MY SIGNING, AND THIS RELEASE WILL NOT BECOME ENFORCEABLE OR EFFECTIVE UNTIL THAT SEVEN (7) DAY PERIOD HAS EXPIRED.

                                           JEAN-MARC BOUHELIER

                                           Signed: /s/ Jean-Marc Bouhelier
                                                   -----------------------------

THIS IS A RELEASE. READ CAREFULLY BEFORE SIGNING.


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